Exhibit 99.1

TRBR INVESTOR RELATIONS COUNSEL:

The Equity Group Inc.

www.theequitygroup.com

Adam Prior

(212) 836-9606

FOR IMMEDIATE RELEASE

Trailer Bridge To Provide Assistance in Haiti Relief Effort Through

Military Sealift Command Contract and Movement of Donated Medical Supplies

Jacksonville, FL – January 21, 2010 — Trailer Bridge, Inc. (NASDAQ Global Market: TRBR) (the “Company”) today provided an update on its efforts as part of the global relief effort to Haiti.

Trailer Bridge contracted with the Military Sealift Command (MSC), the transportation provider for the United States Department of Defense, to provide one of its vessels in support of the U.S. government’s relief efforts in Haiti. The contract term is a minimum of 90 days and may be extended by MSC.

Trailer Bridge has also partnered with one of its current shipping customers to provide free transportation and trailers for donated medical supplies to Port-au-Prince, Haiti, through the Company’s operation in Puerto Plata, Dominican Republic. It is expected that the Company’s donated trailers will remain in Haiti for local use or storage. A Jacksonville warehousing provider has also donated its services to make the move possible. Trailer Bridge will coordinate the freight move, which it expects to leave from Jacksonville, Florida, to Haiti on January 22, 2010.

Trailer Bridge’s Chief Executive Officer, Ivy Barton Suter, stated, “Everyone at Trailer Bridge expresses their deepest concern for the people of Haiti, and we will continue to work closely with U.S. and local governments to explore varying avenues to help. Given Trailer Bridge’s available vessel capacity and service to the Dominican Republic, we believe our assets and transportation system can greatly assist in the ongoing relief and rebuilding effort.”

About Trailer Bridge

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico and Dominican Republic, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville, San Juan and Puerto Plata. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future

Trailer Bridge, Inc. January 21, 2010	Page 2

performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, the risk of an ongoing Department of Justice and Puerto Rico authorities’ investigation into the pricing practices in the Puerto Rico trade, the outcome of related class action lawsuits, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

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